Exhibit 10.8

Addendum I to Services Agreement

This addendum (the “Addendum”), dated as of March 14, 2013, is made by and between Alcobra Ltd., a company incorporated under the laws of the State of Israel with its principal office at 35 Ehad Ha’am St., Tel Aviv, Israel (“Company”), and Dr. Dalia Megiddo, Israeli ID 050694348 (“Consultant”) (each a “Party”, and together the “Parties”).

Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Agreement (as defined below).

Whereas	the Parties have entered into a certain Services Agreement (the “Agreement”), dated June 2, 2011, pursuant to which Consultant provides Company with consulting Services related to pre-clinical, clinical, regulatory and intellectual property issues; and

Whereas	Company is currently contemplating an Initial Public Offering of the Company’s Ordinary Shares on the NASDAQ Capital Market (an “IPO”), subsequent to which intensified efforts in performance of Services shall be required of Consultant; and

Whereas	the Parties wish to amend and modify the Agreement with respect to the compensation and benefits to which Consultant shall be entitled to for performance of the Services subsequent to the IPO;

NOW, THEREFORE, in consideration of the promises and mutual agreements herein set forth, the Parties hereto, intending to be legally bound, have agreed as follows:

1.	Notwithstanding Section 1 of Annex A to the Agreement, subject to and effective upon consummation of IPO, the “Monthly Fee” to be awarded to Consultant for performance of Services shall be NIS 20,000 plus VAT.

2.	All other provisions of the Agreement shall continue in full force and effect with the necessary changes resulting from this Addendum.

IN WITNESS WHEREOF, the Parties have executed this Addendum as of the date first above written.

/s/ Yaron Daniely	/s/ Dalia Megiddo
Alcobra Ltd.	Dr. Dalia Megiddo

By: Yaron Daniely

Title: Chief Executive Officer